U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

February 9, 2017

Re: Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Dear Sirs,

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Novo Nordisk A/S has made disclosure pursuant to those provisions in its Annual Report on Form 20-F for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission on February 9, 2017.

Sincerely,

/s/ Lars Fruergaard Jørgensen	/s/ Jesper Brandgaard

Lars Fruergaard Jørgensen	Jesper Brandgaard
President and Chief Executive Officer	Executive Vice President and
Chief Financial Officer

Novo Nordisk A/S	Novo Allé	Telephone:	Internet:
	DK-2880 Bagsværd	+45 4444 8888	novonordisk.com
Denmark
		Telefax:	CVR Number:
		+45 4444 6626	24256790